EXHIBIT 99.1

NEWS FOR RELEASE: October 20, 2004, 4 p.m. ET           CONTACT:  Lee Brown
                                                          719-481-7213
                                                          lbrown@ramtron.com

              RAMTRON REPORTS THIRD-QUARTER FINANCIAL RESULTS

                -  98% revenue growth year-over-year
                -  Sequential and year-over-year growth in product sales
                -  $0.06 EPS
                -  Fourth-quarter product revenue outlook of $12 -$13 million

COLORADO SPRINGS, CO - October 20, 2004 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR), today reported that third-quarter 2004 revenue increased 98% to $15.2 million, from $7.7 million for the year-ago quarter, as both ENEL and non-ENEL FRAM product sales more than doubled. Third-quarter income from continuing operations was $1.3 million, or $0.06 per diluted share, compared with a loss of $1.6 million, or a loss of $0.07 per diluted share, for the same period a year earlier.

"We are pleased with our revenue growth and operating performance to date," commented Ramtron CEO Bill Staunton. "With our third-quarter results and fourth-quarter revenue outlook, we are on track to post a profitable year for 2004, and we anticipate more than 30% year-over-year growth in FRAM product revenue. In addition, our non-ENEL FRAM product revenue trend continues toward 90% growth for full-year 2004.

"However, as indicated by our revenue outlook for the fourth quarter, we are experiencing the same pressures as many other companies in the semiconductor industry," Staunton said. "Bookings slowed in China as the government curbed late-year infrastructure spending. In addition, distributors' bookings tapered down from prior levels as they worked though an inventory correction. We believe that the inventory issue is relatively short-term, and we are enthusiastic about our opportunities and prospects for more non-ENEL FRAM product revenue growth next year.

"After only three quarters, we've grown sales of our new mixed-signal Processor Companion products to 7% of our non-ENEL FRAM product revenue," continued Staunton. "In addition, we shipped more than $10 million worth of FRAM products in a single quarter for the first time."

Third-Quarter FRAM Semiconductor Product Highlights:
----------------------------------------------------

- Total FRAM product revenue was $10.2 million, up 5% from the prior quarter and up 121% from the year-ago quarter.

- Gross product margin for FRAM semiconductor products was 54%, compared with 53% for the prior quarter and 48% for the year-ago quarter.

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-  Non-ENEL standard FRAM memory revenue was $5.2 million, compared with $5.2 million for the prior quarter and $2.7 million for the year-ago quarter.

- Mixed-signal and integrated FRAM product revenue was $380,000, up 60% from the prior quarter. Ramtron introduced its mixed-signal product line in the fourth quarter of 2003.

- Sales to ENEL, Ramtron's major utility meter customer, were up 8% from the prior quarter to $4.7 million, or 46% of FRAM product revenue, for the third quarter. ENEL sales were $4.4 million, or 45% of FRAM product revenue, for the second quarter, and $2.0 million, or 43% of FRAM product revenue, for the third quarter of last year.

- Non-ENEL FRAM product sales were up 2% from the prior quarter to $5.5 million, or 54% of FRAM product revenue. Non-ENEL sales were $5.4 million, or 55% of FRAM product revenue, for the second quarter, and $2.7 million, or 57% of FRAM product revenue, for the year-ago quarter.

-  Nine-month non-ENEL sales grew 96% over the same period of 2003.

Third-Quarter Mushkin Business Unit Highlights:
-----------------------------------------------

- Product revenue from the company's Mushkin business unit was $4.5 million, up 2% from the prior quarter and 71% from a year earlier.

- Gross margin for Mushkin products was 13%, compared with 13% for the prior quarter and 15% for the year-ago quarter.

- Retail and reseller sales of Mushkin products totaled $3.9 million, and direct sales were $523,000.

- High-end memory module sales were 57% of Mushkin revenue, and sales of basic memory modules were 43%.

Business Outlook
----------------

The following statements are based on Ramtron's current expectations. These statements are forward-looking, and actual results may differ materially from those set forth in these statements. Ramtron undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

- Product revenue for the fourth quarter ending December 31, 2004 is currently anticipated to be between $12 million and $13 million.

- Consolidated product gross margin for the fourth quarter is currently anticipated to be between 38% and 42%. Operating expenses are expected to be between $4.5 million and $5.1 million.

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-  Other revenue, including license and development fees, royalties and customer-sponsored research and development, is expected to be approximately $500,000.

- Revenue projections are based on, among other things, assumptions that FRAM product orders, including the rate of shipments to Ramtron's principal FRAM customer, ENEL, and revenue from the company's Mushkin subsidiary will conform to management's current expectations. Costs and expenses fluctuate over time, primarily due to intermittent, non-recurring engineering charges for the development of new products.

Conference Call
---------------

Ramtron management's teleconference will be webcast live and a telephonic replay will be available for seven days. An archived webcast will be available for one year.

How to Participate
------------------

Ramtron Third-Quarter Results Teleconference
October 20, 2004 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the Investors page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A telephonic replay will also be available for seven days after the live call at (719) 457-0820, code # 988133.

Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general economic conditions and conditions specific to the semiconductor industry; Ramtron's expected revenue, operating expenses, and gross margin levels for the fourth quarter and FRAM revenue growth rates for full-year 2004; the anticipation of more non-ENEL FRAM revenue growth in 2005; Ramtron's continued profitability, and the ability to expand Ramtron's customer base and application opportunities; demand for Ramtron's products and the products of its principal FRAM customer (ENEL); order cancellations or reduced bookings; product mix; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to secure and

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maintain an appropriate amount of low-cost foundry production capacity from its sole foundry source in a timely manner; Ramtron's foundry partner's timely ability to successfully manufacture products for Ramtron; Ramtron's foundry partner's ability to supply increased orders for FRAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; the ability to continue effective cost reductions; currency fluctuations; unexpected design and manufacturing difficulties; the timely development and introduction of new products and processes; and the risk factors listed from time to time in Ramtron's SEC reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2004.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change. Ramtron undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

You can obtain copies of Ramtron's Forms 10-K, 10-Q, 8-K, and any other documents filed with the SEC at no charge at the SEC's website (www.sec.gov), from commercial document retrieval services, or from the company.

The financial information in this press release and the attached financial statements are unaudited and have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is dedicated to the design, development and sale of ferroelectric RAM or FRAM memory products. The company also markets high-performance memory products through its subsidiary, Mushkin Inc.

                                       -XXX-

                           (financial statements attached)

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                        RAMTRON INTERNATIONAL CORPORATION
                       THIRD-QUARTER FINANCIAL HIGHLIGHTS
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Amounts in thousands, except per-share amounts)
                                    (Unaudited)

                                    Three Months Ended    Nine Months Ended
                                      September 30,         September 30,
                                      2004     2003         2004      2003
                                    --------  --------    --------  --------
Revenue:
   Product sales                    $14,687   $ 7,236     $41,746   $ 26,993
   License and development fees         179       117         538        351
   Royalties                            164       155         582        381
   Customer-sponsored research
      and development                   170       154         551        976
                                    --------  --------    --------  ---------
                                     15,200     7,662      43,417     28,701
                                    --------  --------    --------  ---------
Costs and expenses:
   Cost of product sales              8,608     4,611      24,777     16,133
   Research and development           1,390     1,729       4,174      4,362
   Customer-sponsored research
      and development                   195       138         585        830
   Sales, general and administrative  3,385     2,398       9,234      7,735
   Impairment of goodwill                --        --          --      3,843
                                    --------  --------    --------  ---------
                                     13,578     8,876      38,770     32,903
                                    --------  --------    --------  ---------
Operating income (loss) from
   continuing operations              1,622    (1,214)      4,647     (4,202)

Interest expense, related party         (84)     (132)       (329)      (342)
Interest expense, other                (222)     (252)       (673)      (637)
Other income, net                         9         5          27         22
                                    --------  --------    --------  ---------
Income (loss) from continuing
   operations before income
   tax provision                      1,325    (1,593)      3,672     (5,159)
Income tax provision                    (34)       --         (55)        --
                                    --------  --------    --------  ---------
Income (loss) from continuing
   operations                         1,291    (1,593)      3,617     (5,159)
Loss from discontinued operation         --      (702)       (352)    (4,913)
                                    --------  --------    --------  ---------
Net income (loss)                   $ 1,291   $(2,295)    $ 3,265   $(10,072)
                                    ========  ========    ========  =========

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Net income (loss) per common share:
    Basic:
      Income (loss) from continuing
         operations                 $  0.06   $ (0.07)    $  0.16    $(0.23)
      Loss from discontinued
         operation                       --     (0.03)      (0.01)    (0.22)
                                    --------  --------    --------  --------
      Total                         $  0.06   $ (0.10)    $  0.15   $ (0.45)
                                    ========  ========    ========  ========
    Diluted:
      Income (loss) from continuing
         operations                 $  0.06   $ (0.07)    $  0.15   $ (0.23)
      Loss from discontinued
         operation                       --     (0.03)      (0.01)    (0.22)
                                    --------  --------    --------  --------
      Total                         $  0.06   $ (0.10)    $  0.14   $ (0.45)
                                    ========  ========    ========  ========
Weighted average common shares
    outstanding:
    Basic                            22,251    22,148      22,215    22,138
                                    ========  ========    ========  ========
    Diluted                          23,459    22,148      23,571    22,138
                                    ========  ========    ========  ========

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                        CONSOLIDATED BALANCE SHEETS
                          (Amounts in thousands)
                                (Unaudited)

                                                  September 30,  December 31,
                                                      2004           2003
                                                  -------------  ------------

ASSETS
Current assets:
     Cash and cash equivalents                      $ 6,059        $ 5,303
     Accounts receivable, net                         8,918          5,981
     Inventories                                      4,277          4,650
 Property, plant and equipment, net                   3,941          4,195
 Intangible assets, net                               7,863          6,193
 Assets of discontinued operation                        --          2,416
 Other assets                                           606            907
                                                    -------        -------
                                                    $31,664        $29,645
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                               $ 2,744        $ 3,913
     Accrued liabilities                              2,531          1,041
     Deferred revenue                                 1,332          1,395
     Current portion of long-term debt                  493          2,147
     Liabilities of discontinued operation              239          1,418
Long-term debt                                        4,638          2,669
Long-term deferred revenue                            5,264          6,020
Stockholders' equity                                 14,423         11,042
                                                    -------        -------
                                                    $31,664        $29,645
                                                    =======        =======

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